Exhibit A(5)(q)

                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract of life insurance. It calls for the payment of an initial premium. Additional premiums may be payable as described on page 8. The initial premium minus any applicable deductions for state and/or local premium taxes is the contract fund at the start. The value of the contract fund will vary with the payment of premiums, the investment performance of those subaccounts of the Pruco Life Single Premium Variable Life Account that you select, the extent to which interest is credited to any portion allocated to the fixed account, and the extent to which the monthly mortality charges are less than the guaranteed maximums.

We describe on page 8 the way in which the contract may go into default. If the contract remains in default at the end of its days of grace, the contract will end and have no value.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the Insured's death, we start with a basic amount. We may adjust that amount if there is a loan. The table below tells what the basic amount is. The table will refer you to the parts of the contract that tell you how we may adjust the basic amount. If you surrender the contract, the proceeds will be the net cash value. We describe it under Cash Value Option on page 11.

Proceeds often are not taken in one sum. For instance, on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment for the beneficiary. If the Insured dies and an option has not been chosen, the beneficiary may be able to choose one. We will pay interest under Option 3 from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 17. There is no need to ask for it.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights among others:

o    You may change the beneficiary under it.

o    You may borrow on it up to its loan value.

o    You may surrender it for its net cash value.

o You may change the allocation of additional premiums minus any deductions for state and/or local premium taxes, among the subaccounts and the fixed account.

o    You may transfer amounts among subaccounts and the fixed account.

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                                   TABLE OF BASIC AMOUNTS
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When the proceeds arise from the Insured's death:
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And the Contract Is             Then The Basic                                 And We Adjust The
In Force:                       Amount Is:                                     Basic Amount For:
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other than during the           the insurance amount which is the              contract debt
days of grace (see page 8)      greater of the initial face amount and         (see page 12)
                                the contract fund times the attained age
                                factor that applies (see page 10 for a
                                description of those items that may
                                cause the contract fund to vary from day
                                to day including the investment
                                experience of the separate account)

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during the days                 the insurance amount                          contract debt and
of grace                                                                      any additional premium
                                                                              due in the days of
                                                                              grace (see pages 12 and 8)
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         This table is part of the Contract Summary and of the Contract.


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